Exhibit 99.1

RenaissanceRe Announces Completion of $100 Million Equity Capital Raise by DaVinciRe Holdings Ltd.

PEMBROKE, Bermuda, June 1, 2011 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that its consolidated joint venture, DaVinciRe Holdings Ltd. (“DaVinci”), completed an equity capital raise of $100 million from new and existing investors. The capital will be used to support the ongoing underwriting activities of DaVinci’s subsidiary DaVinci Reinsurance Ltd., which principally writes property catastrophe reinsurance and certain classes of specialty reinsurance.

Neill A. Currie, Chief Executive Officer of RenaissanceRe Holdings Ltd., stated: “We are pleased to announce the closing of this financing for DaVinci. As the industry digests the ramifications of the events of this year and refines tools to better assess risk exposure, our capital strength and our ability to access and deploy third party capital position us well to match reinsurance capacity to the needs of our clients.”

The equity securities of DaVinciRe have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the equity securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q.

Contacts

Investors:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

Media:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800